Exhibit 99.4

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

Condensed Consolidated Financial Statements
September 30, 2005

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	September 30, 2005	December 31, 2004
		(restated)
ASSETS:
Bonds at fair value (amortized cost of $3,865,240 and $3,636,790)	$4,048,374	$3,888,586
Equity securities at fair value (cost of $54,347 and $54,300)	54,346	54,300
Short-term investments	354,660	316,921
Variable interest entities’ bonds at fair value (amortized cost of $1,156,701 and $1,342,489)	1,157,738	1,346,355
Variable interest entities’ guaranteed investments contracts at fair value (amortized cost approximates fair value)	1,048,916	961,925
Variable interest entities’ short-term investment portfolio	11,687	1,194
Total investment portfolio	6,675,721	6,569,281
Assets acquired in refinancing transactions
Bonds at fair value (amortized cost of $61,257 and $151,895)	64,469	157,036
Securitized loans	306,885	369,750
Other	150,307	222,150
Total assets acquired in refinancing transactions	521,661	748,936
Cash	13,505	10,005
Deferred acquisition costs	331,812	308,015
Prepaid reinsurance premiums	802,045	759,191
Reinsurance recoverable on unpaid losses	34,307	35,419
Other assets	1,104,784	1,125,619
TOTAL ASSETS	$9,483,835	$9,556,466
LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER’S EQUITY:
Deferred premium revenue	$2,250,254	$2,101,248
Losses and loss adjustment expenses	199,151	179,941
Variable interest entities’ debt	2,635,468	2,853,963
Deferred federal income taxes	277,978	253,772
Notes payable to affiliate	514,738	753,614
Surplus Notes	108,850	108,850
Minority interest	48,550	48,550
Minority interest in variable interest entities	286,226	251,502
Accrued expenses and other liabilities	294,642	307,791
TOTAL LIABILITIES AND MINORITY INTEREST	6,615,857	6,859,231
Preferred stock (5,000.1 shares authorized; 0 shares issued and outstanding; par value of $1,000 per share)
Common stock (400 shares authorized; issued and outstanding; par value of $37,500 per share)	15,000	15,000
Additional paid-in capital—common	847,372	839,077
Accumulated other comprehensive income (net of deferred income taxes of $66,386 and $88,057)	123,288	170,620
Accumulated earnings	1,882,318	1,672,538
TOTAL SHAREHOLDER’S EQUITY	2,867,978	2,697,235
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$9,483,835	$9,556,466

The accompanying Notes to Condensed Consolidated Financial Statements

are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2005	2004
		(restated)
REVENUES:
Net premiums written	$433,245	$442,436
Net premiums earned	327,093	305,044
Net investment income	149,637	125,483
Net realized losses	4,564	(1,437)
Variable interest entities’ interest income	74,086	52,962
Net realized and unrealized gains (losses) on derivative instruments	(57,034)	113,331
Income from assets acquired in refinancing transactions	27,837	19,270
Net realized gains from assets acquired in refinancing transactions	5,849	—
Other income	13,444	3,741
TOTAL REVENUES	545,476	618,394
EXPENSES:
Losses and loss adjustment expenses	20,407	11,103
Interest expense	25,955	22,443
Variable interest entities’ interest expense	96,311	90,476
Policy acquisition costs	51,853	44,608
Variable interest entities’ foreign exchange gain	(144,449)	(28,714)
Other operating expenses	54,829	50,354
TOTAL EXPENSES	104,906	190,270
Minority interest	(6,431)	(7,096)
Minority interest in variable interest entities	(37,314)	(61,306)
Equity in earnings of unconsolidated affiliates	—	3,525
INCOME BEFORE INCOME TAXES	396,825	363,247
Provision for income taxes	120,044	88,434
NET INCOME	276,781	274,813
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	(32,781)	6,433
Less: reclassification adjustment for gains included in net income	14,552	(128)
Other comprehensive income	(47,333)	6,561
COMPREHENSIVE INCOME	$229,448	$281,374

The accompanying Notes to Condensed Consolidated Financial Statements

are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2005	2004
		(restated)
Cash flows from operating activities:
Premiums received, net	$429,350	$410,116
Policy acquisition and other operating expenses paid, net	(156,392)	(123,765)
Recoverable advances recovered (paid)	107	5,375
Loss and loss adjustment expenses reimbursed (paid)	1,202	(41,272)
Net investment income received	147,781	126,877
Variable interest entities’ net interest income received	27,299	25,221
Variable interest entities’ interest paid	(413)	(3,216)
Variable interest entities’ net derivative payments	(20,331)	(15,825)
Federal income taxes paid	(57,548)	(50,376)
Interest paid	(25,278)	(22,551)
Income received from refinanced assets	30,616	17,591
Other, net	(1,336)	(8,517)
Net cash provided by operating activities	375,057	319,658
Cash flows from investing activities:
Proceeds from sales and maturities of bonds	812,877	604,678
Purchases of bonds	(1,032,799)	(885,824)
Purchases of property and equipment	(30,587)	(1,474)
Net increase in short-term investments	(37,739)	(2,951)
Maturity of variable interest entities’ bonds	256,150	208,962
Purchases of variable interest entities’ bonds	(182,749)	(93,400)
Net increase in variable interest entities’ short-term investments	(10,493)	(11,024)
Paydowns on assets acquired through refinancing transactions	107,325	10,394
Proceeds from sales of assets acquired in refinancing transactions	119,276	—
Other investments	2,111	13,373
Net cash provided (used) by investing activities	3,372	(157,266)
Cash flows from financing activities:
Repayment of notes payable to affiliate	(236,022)	(54,765)
Capital issuance cost	(1,010)	(913)
Dividends paid	(67,000)	—
Distribution to minority shareholders	(6,416)	(4,880)
Notes issued to affiliate	—	61,534
Repayment of surplus notes to affiliate	—	(38,000)
Issuance of variable interest entities’ notes	88,749	75,900
Repayments of variable interest entities’ debt	(153,230)	(190,681)
Repayments of variable interest entities’ preferred stock	—	(6,300)
Net cash provided (used) for financing activities	(374,929)	(158,105)
Net increase (decrease) in cash	3,500	4,287
Cash at beginning of year	10,005	11,640
Cash at end of year	$13,505	$15,927

(a)             In the first nine months of 2005 and 2004, the Company received a tax benefit of $9,305 and $9,457, respectively, by utilizing its Parent’s losses. These amounts were recorded as capital contributions.

The accompanying Notes to Condensed Consolidated Financial Statements

are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
For the Nine Months Ended September 30, 2005 and 2004

1. ORGANIZATION AND OWNERSHIP

Financial Security Assurance Inc. (the “Company”), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the “Parent”), is an insurance company domiciled in the State of New York. The Company and its subsidiaries are primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations. In addition, the Company insures guaranteed investment contracts (“GICs”) issued by FSA Capital Management Services LLC (“FSACM”), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the “GIC Affiliates”), affiliates of the Company.

The Company consolidates the results of certain variable interest entities (“VIEs”), including FSA Global Funding Limited (“FSA Global”), Premier International Funding Co. (“Premier”) and Canadian Global Funding Corporation (“Canadian Global”).  The majority of Canadian Global’s assets were liquidated and its liabilities satisfied during the third quarter of 2004. The Company refinanced certain defaulted transactions by employing refinancing vehicles to raise funds for the refinancings. These refinancing vehicles are also consolidated.

2. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the financial position, results of operations and cash flows at September 30, 2005 and for all periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s December 31, 2004 consolidated financial statements and notes thereto. The December 31, 2004 condensed consolidated balance sheet data was derived from audited financial statements. The results of operations for the periods ended September 30, 2005 and 2004 are not necessarily indicative of the operating results for the full year. Certain prior-year balances have been reclassified to conform to the 2005 presentation.

3. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated its financial statements for the years ended December 31, 2004, 2003 and 2002 and the periods ended March 31, June 30 and September 30, 2004, and the periods ended March 31 and June 30, 2005 and opening retained earnings at January 1, 2002.  The restatement arises from the Company’s incorrect application of hedge accounting to certain transactions conducted through FSA Global.

FSA Global conducts its business on a matched funding basis, such that (1) fixed interest rate assets are matched with fixed interest rate liabilities and (2) floating interest rate assets are matched with floating interest rate liabilities using the same interest rate measure (e.g. LIBOR).  The purpose of matching interest rates on assets with interest rates on liabilities is to “hedge” any risk associated with interest rate fluctuations.  In the event that assets and liabilities do not match, FSA Global may enter into an interest rate swap to make such a match.  FSA Global also holds foreign currency denominated debt which is remeasured at spot rates at each balance sheet date with gains and losses recorded in income.

In its accounting for these derivatives, the Company follows Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”).  SFAS 133 requires that a company carry its derivatives on its balance sheet at fair value, reflecting periodic changes in their fair value in earnings.

In accordance with SFAS 133, if a hedging relationship meets certain specified criteria and appropriate contemporaneous documentation is established, it is eligible for “fair value” hedge accounting, and the offsetting changes in fair value of the hedged items attributable to the risk being hedged may be recorded in earnings.  To the extent that these changes in value do not completely offset the changes in value of the related derivatives, there is a net impact on the income statement.  The application of hedge accounting generally requires a company to evaluate the effectiveness of the hedging relationships on an ongoing basis and to calculate the changes in fair value of the derivatives and related hedged items independently. This is known as the “long-haul” method of hedge accounting.  Transactions that meet more stringent criteria under SFAS 133 qualify for the “short-cut” method of hedge accounting, in which a company can make the assumption that the change in fair value of a hedged item attributable to changes in interest rate exactly offsets the change in fair value of the related derivative, rather than evaluating the actual change in fair value.

In the course of preparing its quarterly report for September 30, 2005, the Company determined that FSA Global’s accounting documentation for certain of its “short-cut” hedging relationships did not meet the requirements of SFAS 133.  In addition, the Company determined that FSA Global had incorrectly applied the short-cut method of hedge accounting to certain other hedge relationships.  Since FSA Global had incorrectly designated these hedges as qualifying for short-cut hedge accounting at the time of their inception, the Company did not periodically test the hedging relationships for effectiveness, as it would have done had they been designated as qualifying for long-haul hedge accounting.  Although the hedging relationships would have qualified for long-haul hedge accounting treatment if they had been documented that way at their inception, the provisions of SFAS 133 do not allow the Company to apply the long-haul method retroactively.  To correct these errors, the Company has reversed the periodic changes in fair value of the hedged items that it previously recognized in earnings and has reclassified the income statement impact of the derivatives from variable interest entities’ net interest income and variable interest entities’ net interest expense to net realized and unrealized gains (losses) on derivative instruments.  Foreign exchange gains (losses) on variable interest entities’ debt has been reclassified from variable interest entities’ net interest expense to variable interest entities’ foreign exchange gain.

There is no net income impact of retroactively reversing hedge accounting as the Company does not retain an equity ownership in FSA Global.

In addition, the Company incorrectly treated as derivatives under SFAS 133 four financing agreements, which included commitments to provide future financing.  The Company had previously accounted for these agreements as derivatives and applied the short-cut method of hedge accounting, whereby both the mark to market of the hedged and hedging items were included within income, with no effect on net income. To reverse the incorrect accounting for these agreements, the mark to market adjustments on both the agreements and the hedged items have been reversed in all applicable periods.  There is no effect on net income.  The restatement adjustments do not result in any changes to the Company’s liquidity or its overall financial condition.

During the restatement process, the Company noted a misallocation of tax expense between the Company and an affiliated company within the FSA Holdings consolidated group of companies.  The Company has accordingly restated its 2005 and 2004 consolidated financial statements to reflect this adjustment.  The Company also corrected insignificant errors in 2003 and 2002 relating to minority interest and foreign currency movements on deferred premium revenue and certain investments that were previously corrected in 2004.

The balance sheet effects of the restatement by line item are summarized in the table below:

	December 31,	December 31,
	2004	2004
	As filed	Restated
	(in millions)
Other assets	$1,145.6	$1,125.6
Total Assets	9,576.5	9,556.5

Variable interest entities’ debt	3,123.1	2,854.0
Deferred federal income taxes	253.9	253.8
Minority interest	—	48.6
Minority interest in variable interest entities	—	251.5
Accrued expenses & other liabilities	356.1	307.8

Total Liabilities and Minority Interest	6,876.7	6,859.2
Accumulated earnings	1,675.1	1,672.5
Total Shareholder’s Equity	$2,699.8	$2,697.2

The income statement effects of the restatement by line item are summarized in the table below:

	Nine Months Ended September 30,
	2004	2004
	As filed	Restated
	(in millions)
Variable interest entities’ interest income	$48.9	$53.0
Net realized and unrealized gains (losses) on derivative instruments	39.6	113.3
Total Revenues	540.6	618.4

Variable interest entities’ interest expense	45.4	90.6
Variable interest entities’ foreign exchange adjustments	—	(28.7)
Operating expenses	43.4	50.4
Total Expenses	167.0	190.4
Minority interest	(6.9)	(6.9)
Minority interest in variable interest entities	—	(61.3)

Income before income taxes	370.2	363.2
Total federal taxes	90.2	88.4
Net Income	280.0	274.8
Comprehensive income	$286.5	$281.4

The schedule of payments due under VIE debt (Note 8) was adjusted to correct the exclusion of the mark to market of embedded derivative features of certain debt instruments for which the embedded derivatives had been bifurcated and accounted for separately at fair value.

Relevant disclosures have been restated in the applicable notes.

4. LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company establishes loss liabilities based on its estimate of specific and non-specific losses. The Company also establishes liabilities for loss adjustment expenses (“LAE”), consisting of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

The Company calculates a loss and LAE liability based upon identified risks inherent in its entire insured portfolio. If an individual policy risk has a probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is established to account for the inherent credit losses that can be statistically estimated.

Case reserves for financial guaranty insurance companies differ from those of traditional property and casualty insurance companies. The primary difference is that traditional property and casualty case reserves include only claims that have been incurred and reported to the insurance company. In a traditional property and casualty company, claims are incurred when defined events occur such as an auto accident, home fire or storm. Unlike traditional property and casualty claims, financial guaranty losses arise from the extension of credit protection and occur as the result of the credit deterioration of the issuer of the insured obligations over the lives of the insured obligations. Such deterioration and ultimate loss amounts can be projected based on historical experience in order to estimate probable loss, if any. Accordingly, specific loss events that require case reserves include (1) policies under which claim payments have been made and additional claim payments are expected and (2) policies under which claim payments are probable and reasonably estimable, but have not yet been made.

The Company establishes a case reserve for the present value of the estimated loss, net of subrogation recoveries, when, in management’s opinion, the likelihood of a future loss on a particular insured obligation is probable and reasonably estimable at the balance sheet date. When an insured obligation has met the criteria for establishing a case reserve and that transaction pays a premium in installments, those premiums, if expected to be received prospectively, are considered a form of recovery and are no longer earned as premium revenue. A case reserve is determined using cash flow or similar models that represent the Company’s estimate of the net present value of the anticipated shortfall between (i) scheduled payments on the insured obligation plus anticipated loss adjustment expenses and (ii) anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation and other anticipated recoveries. The estimated loss, net of recovery, on a transaction is discounted using the risk-free rate appropriate for the term of the insured obligation at the time the reserve is established and is not subsequently adjusted.

The Company records a non-specific reserve to reflect the credit risks inherent in its portfolio. Non-specific reserves in addition to case reserves represent the Company’s estimate of total reserves. Generally, when an insured credit deteriorates to a point where claims are expected, a case reserve is established. The establishment of non-specific reserves for credits that have not yet defaulted is a common practice in the financial guaranty industry, although the Company acknowledges that there may be differences in the specific methodologies applied by other financial guarantors in establishing and measuring these reserves.

The Company establishes a non-specific reserve on its entire portfolio of credits because management believes that a portfolio of insured obligations will deteriorate over its life and that the existence of inherent loss can be proven statistically by data such as rating agency publications. The establishment of the reserve is a systematic process that considers this quantitative, statistical information obtained primarily from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”), together with qualitative factors such as overall credit quality trends resulting from economic and political conditions, recent loss experience in particular segments of the portfolio and changes in underwriting policies and procedures. The factors used to establish the non-specific reserve are evaluated periodically by comparing the statistically computed loss amount to the incurred losses as represented by case reserve activity to develop an experience factor, which is updated and applied to future originations. The process results in management’s best estimate of inherent losses associated with providing credit protection at each balance sheet date.

The non-specific reserve amount established considers all levels of protection (e.g. reinsurance and overcollateralization). Net par outstanding for policies originated in the current period is multiplied by loss frequency and severity factors, with the resulting amounts discounted at the risk-free rates using the treasury yield curve (the “statistical calculation”). The loss factors used for the calculation are the product of default frequency rates obtained from Moody’s and severity factors obtained from S&P. Moody’s is chosen due to its credibility, large population, statistical format and reliability of future update. The Moody’s default information is applied to all credit sectors or asset classes as described below. In its publication of default rates from 1970-2003, Moody’s tracks bonds over a twenty-year horizon by credit rating at time of issuance. For the purpose of establishing appropriate severity factors, the Company’s methodology segregates the portfolio into asset classes, including health care transactions, all other municipal transactions, pooled corporate transactions, commercial real estate, and all other asset-backed transactions. The severity factors are derived from capital charge assessments provided by S&P. S&P capital charges project loss levels by asset class and are incorporated into their capital adequacy stress scenario analysis.

The product of the current-year statistical calculation multiplied by the current-year experience factor represents the present value of loss amounts calculated for current-year originations. The experience factor is based on the Company’s inception-to-date historical losses (starting from 1993, when the Company established the non-specific reserve methodology). The experience factor is calculated by dividing cumulative inception-to-date actual losses incurred by the Company by the cumulative inception-to-date losses determined by the statistical calculation. The experience factor that applies to the whole portfolio is reviewed and, where appropriate, updated periodically, but no less than annually.

The present value of loss amounts calculated for the current-year originations is established at inception of the policy and there is no subsequent change unless significant adverse or favorable loss experience is observed. In the event that the experience factor is either increased or decreased based on adverse or favorable loss experience, an analysis is performed of the non-specific reserve balance with particular emphasis on the asset class, if any, driving the experience factor adjustment. The objective of such analysis is to quantify the appropriate adjustment to the overall non-specific reserve balance for the change in experience. The adjustment that increases or decreases the non-specific reserve is charged or credited to loss expense.

The present value of loss amounts calculated for the current-year originations plus an amount representing the accretion of discount pertaining to prior-year originations are charged to loss expense, and increase the non specific loss reserve after adjustments that may be made to reflect observed favorable or adverse experience. The entire non-specific reserve is available to absorb probable losses inherent in the portfolio. As there are no specific losses provided in the non-specific reserve there is no identifiable reinsurance recoverable. At the time that a case reserve is identified, the gross loss liability is recognized along with the reinsurance recoverable, if any. The amount of reinsurance recoverable depends on the policy ceded and the reinsurance agreements covering such policy. Management cannot predict which specific policies within the portfolio will emerge as case basis losses. The Company is not entitled to recovery from reinsurers in advance of producing a case reserve.

Since the non-specific reserve contains the inherent losses of the portfolio, when a case reserve adjustment is deemed appropriate, whether the result of adverse or positive credit developments, accretion or the addition of a new case reserve, a full transfer is made between the non-specific reserve and the case reserve balances with no effect to income. The adequacy of the non-specific reserve balance is reviewed periodically and at least annually based on a review of the Company’s inception-to-date cumulative case basis losses divided by the total inception-to-date cumulative net par underwritten. This inception-to-date result is compared with the product of the non specific reserves divided by the net par outstanding as of the balance sheet date. In the event that such ratios are not in line, then further analysis is performed to quantify appropriate adjustments that may be either income statement charges or benefits.

The table below presents the significant assumptions inherent in the calculations of the case and non-specific reserves.

As of
	September 30, 2005	December 31, 2004
Case reserve discount rate	3.13%-5.90%	3.13%-5.90%
Non-specific reserve discount rate	1.20%-7.95%	1.20%-7.95%
Current experience factor	2.0	2.0

Reserving Methodology Industry Practice

Management is aware that there are differences regarding the method of defining and measuring both case reserves and non-specific reserves among participants in the financial guaranty industry. Other financial guarantors may establish case reserves only after a default and use different techniques to estimate probable loss. Other financial guarantors may establish the equivalent of non-specific reserves, but refer to these reserves by various terms such as, but not limited to, “unallocated losses,” “active credit reserves” and “portfolio reserves,” or may use different statistical techniques from those the Company uses to determine loss at a given point in time.

Management believes that existing accounting literature does not address the unique attributes of financial guaranty insurance. As an insurance enterprise, the Company initially refers to the accounting and financial reporting guidance in Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). In establishing loss liabilities, the Company relies principally on SFAS 60, which prescribes differing treatment depending on whether a contract is a short-duration contract or a long-duration contract. Financial guaranty insurance does not fall clearly within the definition of either short-duration or long-duration contracts. Therefore, the Company does not believe that SFAS 60 alone provides sufficient guidance for financial guaranty claim liability recognition.

As a result, the Company also analogizes to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”), which requires the establishment of liabilities when a loss is both probable and estimable. The Company also relies by analogy on Emerging Issues Task Force Issue 85-20, “Recognition of fees for guaranteeing a loan” (“EITF 85-20”), which provides general guidance on the recognition of losses related to guaranteeing a loan. In the absence of a comprehensive accounting model provided by SFAS 60, industry participants, including the Company, have looked to such other guidance referred to above to develop their accounting policies for the establishment and measurement of loss liabilities. The Company believes that its financial guaranty loss reserve policy is appropriate under the applicable accounting literature, and that it best reflects the fact that a portfolio of credit based insurance, comprising irrevocable contracts that cannot be unilaterally changed by the insurer and that match the maturity terms of the underlying insured obligation, contains probable and reasonably estimable losses.

In January and February of 2005, the Securities and Exchange Commission (“SEC”) staff discussed with financial guaranty industry participants, differences in loss recognition practices among those participants. Based on discussions with the SEC staff, the Company understands that the Financial Accounting Standards Board (“FASB”) staff is considering whether additional guidance regarding financial guaranty insurance should be provided. When and if the FASB or SEC reach a conclusion on this issue, the Company and the rest of the financial guaranty industry may be required to change some aspects of their loss reserving policies, and the potential changes could extend to premium and expense recognition. The Company cannot predict how the FASB or SEC will resolve this issue and the resulting impact on its financial statements.

Until additional guidance is issued, the Company intends to continue applying its existing policy regarding the establishment of both specific and non-specific loss reserves.

The following table presents the activity in the non-specific and case reserves for the first nine months of 2005 (in millions). Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.

Reconciliation of Net Losses and Loss Adjustment Expenses

	Non-Specific	Case	Total
December 31, 2004	$99.3	$45.2	$144.5
Incurred	20.4	—	20.4
Transfers	(1.4)	1.4	—
Refinanced transaction reserve adjustment	1.5	—	1.5
Payments and other decreases	—	(1.6)	(1.6)
September 30, 2005 balance	$119.8	$45.0	$164.8

Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. However, because of the uncertainty involved in developing these estimates, the ultimate liability may differ from current estimates.

The gross and net par amounts outstanding on transactions with case reserves were $600.4 million and $511.5 million, respectively, at September 30, 2005. The net case reserves consisted primarily of seven CDO transactions and one municipal transaction, which collectively accounted for approximately 95.5% of total net case reserves. The remaining 11 exposures were in various sectors.

Impact of Hurricanes Katrina and Rita

The Company evaluated its insured portfolio to assess the potential impact of Hurricanes Katrina and Rita. The Company records a non-specific reserve to reflect the credit risks inherent in its portfolio. The non-specific reserve together with case basis reserves represent the Company’s estimate of total loss liability. The Company believes that its total loss liability is adequate given the current information. Generally, when an insured credit deteriorates to a point where un-reimbursed claims are expected, a case reserve is established.

The Company’s net par exposure in counties designated by FEMA for both public and individual assistance relating to Hurricane Katrina is approximately $1.8 billion. The net par exposure to counties designated by FEMA for both public and individual assistance relating to Hurricane Rita but not previously affected by Hurricane Katrina is approximately $380.4 million. The impact of Hurricanes Katrina and Rita appears to have the largest potential impact on budgets within the city of New Orleans and nearby Gulf-front communities. Business closures and the departure of residents will disrupt both sales-tax and property-tax collections. It is too early to determine (1) if and when certain communities will return and rebuild, (2) whether areas will prove to be unsalvageable, permanently eroding the tax base, and (3) whether there will be financial support provided by the federal government.

As of November 18, 2005, the Company had not received notice of payment default on any of the Hurricane Katrina or Rita related exposures. To date, based on our review of the Company’s exposure, 11 credits, with aggregate net par exposure of $222 million, have the most significant risk of loss. FSA-insured bonds are protected by various sources of support that would be invoked before the Company would incur losses. These sources include access to pledged taxes or revenues, reserve funds, property and casualty insurance and state and federal monies. All but 2 of the 11 obligations are perpetual, which means that the Company may experience claims, but if the population returns in adequate numbers reimbursement is likely. In order for a community in Louisiana to restructure and potentially reduce its indebtedness, the Bond Commission, which is headed by the State Treasurer, must authorize such action. The State Treasurer has publicly represented that the Bond Commission will not permit any municipality to declare bankruptcy.

Municipalities in Mississippi are not authorized to file for bankruptcy and therefore have no mechanism, under law, to adjust their payment obligations.  Unlike the corporate market, the municipal market has no private or equity source of capital and therefore there is not a concept of starting fresh with a clean slate with debts and liabilities rejected or adjusted in bankruptcy.  To file for bankruptcy, or to leave rated indebtedness unpaid in a bankruptcy proceeding, would serve to tarnish the issuer and the region and effectively deny the subject municipality and similar issuers of debt within the state of access to capital.  Historically, rather than bankruptcy and adjustment of debt, financially distressed municipalities have been subjected to supervision and control by state created authorities which act both as issuers of debt, secured by a discrete newly identified revenue stream, and as fiscal monitors.

It should be noted that both the federal government and the executive and legislative branches of the affected states have considered or are expected to consider proposals or legislation to assist the municipalities and facilitate recovery.  An example of such an enactment at the federal level is the Community Disaster Loan Act of 2005, under which the federal government will make loans to affected municipalities. In Louisiana certain of the FSA-insured credits have already received authorization to borrow and are expected to receive funding in the short-term. Further, the Governor has called a special session of the Louisiana legislature to consider various legislative measures in response to the aftermath of Katrina.

In addition, the Company insures transactions which are generally backed by pools of geographically diverse assets (referred to as asset-backed securities), which show no unusual concentrations in the affected areas. While each storm is unique, in other cases, such as the five hurricanes that hit Florida in 2004, an influx of funds from the federal government and private insurance paid the cost to repair and rebuild damaged infrastructure.

The loss estimation process involves the exercise of considerable judgment and therefore FSA’s ultimate hurricane related losses may be materially different from the current estimate and may affect future operating results.

5. DERIVATIVE INSTRUMENTS

Credit Default Swaps

FSA has insured a number of credit default swaps (“CDS”) with the expectation that these transactions will not be subject to a market value termination for which the Company would be liable. It considers these agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. The Company recorded $25.1 million and $15.6 million in net earned premium under these agreements for the nine months ended September 30, 2005 and 2004, respectively.

Changes in the fair value of CDS, which were gains of $26.6 million for the nine months ended September 30, 2005 and gains of $39.4 million for the nine months ended September 30, 2004, were recorded in net realized and unrealized gains (losses) on derivative instruments in the condensed consolidated statements of operations and comprehensive income. In accordance with Emerging Issues Task Force consensus 02-03 (“EITF 02-03”), unrealized gains or losses at inception of a contract (“Day 1”) may not be recognized unless evidenced by quoted market prices or other current market transactions. In the second quarter of 2005 the Company deferred $15.5 million of Day 1 gains representing the difference between the Company’s valuation model results and contractual terms. This amount will be amortized over the lives of the contracts. There were no such deferrals during the third quarter. The Company included net par outstanding of $74.5 billion and $66.0 billion relating to these CDS transactions at September 30, 2005 and December 31, 2004, respectively, in the asset-backed balances in Note 7. The gains or losses recognized by recording these contracts at fair value are determined each quarter based on quoted market prices, if available. If quoted market prices are not available, the determination of fair value is based on internally developed estimates. Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, performance of underlying assets, changes in internal shadow ratings, the level at which the deductible has been set and the Company’s ability to obtain reinsurance for its insured obligations. The Company does not believe that the fair value adjustments are an indication of potential claims under FSA’s guarantees. The average remaining life of these contracts is 3.1 years. The net impact of the mark to fair value and the deferred gain on the balance sheet is an asset of $73.2 million at September 30, 2005 and $46.6 million at December 31, 2004 and was recorded in other assets or accrued expenses and other liabilities as applicable.

The Company enters into derivative contracts to manage interest-rate and foreign currency exposure in its VIE and VIE portfolio. The derivative contracts are recorded at fair value. These derivatives generally include interest-rate and currency swap agreements, which are primarily utilized to convert fixed-rate debt and investments into U.S. dollar floating-rate debt and investments. The gains and losses related to the fair value of derivatives are included in net realized and unrealized gains (losses) on derivative instruments. The inception-to-date net unrealized gain on the outstanding derivatives held by the VIE is $466.9 million and $570.8 million at September 30, 2005 and December 31, 2004, respectively, was recorded in other assets and accrued expenses and other liabilities.

6. REFINANCING TRANSACTIONS AND NOTES PAYABLE TO AFFILIATE

The Company generally has rights under its financial guaranty insurance policies and indentures that allow it to accelerate the insured notes and pay claims under its insurance policies upon the occurrence of predefined events of default. To mitigate future losses, the Company may elect to purchase the outstanding insured obligation or its underlying collateral. Generally, refinancing vehicles reimburse FSA in whole for its claims payments in exchange for assignments of certain of FSA’s rights against the trusts. The refinancing vehicles obtain their funds from the proceeds of FSA-insured GICs issued in the ordinary course of business by the GIC Affiliates. FSA maintains its reinsurance on these transactions.

The Company has recorded $514.7 million of notes payable to an affiliate at September 30, 2005. Principal payments due under these refinanced notes for the remainder of 2005 and each of the next four years ending December 31 and thereafter, are as follows (in millions):

Year	Principal Amount
2005	$61.4
2006	54.9
2007	87.6
2008	77.5
2009	50.4
Thereafter	182.9
Total	$514.7

7. OUTSTANDING EXPOSURE

The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross amount of financial guarantees in force (principal and interest) was $674.7 billion at September 30, 2005 and $631.3 billion at December 31, 2004. The net amount of financial guarantees in force was $493.0 billion at September 30, 2005 and $453.2 billion at December 31, 2004. The net and ceded par outstanding of insured obligations (including FSA-insured CDS) in the asset-backed insured portfolio are backed by the following types of collateral (in millions) at September 30, 2005 and December 31, 2004:

	Net Par Outstanding		Ceded Par Outstanding
	2005	2004	2005	2004
Residential mortgages	$27,393	$35,641	$4,304	$4,997
Consumer receivables	10,224	9,540	1,617	2,241
Pooled corporate obligations	72,590	68,340	22,539	26,223
Other asset-backed obligations(1)	21,978	15,972	3,666	3,573
Total asset-backed obligations	$132,185	$129,493	$32,126	$37,034

(1)             Includes net par outstanding of $12,751 million as of September 30, 2005 and $7,143 million as of December 31, 2004, respectively, relating to FSA-insured GICs issued by the GIC Affiliates.

The net and ceded par outstanding of insured obligations in the municipal insured portfolio includes the following amounts by type of issues (in millions) at September 30, 2005 and December 31, 2004:

	Net Par Outstanding		Ceded Par Outstanding
	2005	2004	2005	2004
General obligation bonds	$90,144	$77,865	$25,864	$24,278
Housing revenue bonds	7,505	7,628	2,156	2,224
Municipal utility revenue bonds	35,573	33,544	13,494	13,761
Health care revenue bonds	10,815	10,073	8,035	6,972
Tax-supported bonds (non-general obligation)	39,932	36,631	16,113	14,564
Transportation revenue bonds	14,444	12,834	8,937	7,584
Other municipal bonds	20,493	17,629	10,857	9,459
Total municipal obligations	$218,906	$196,204	$85,456	$78,842

8. VARIABLE INTEREST ENTITIES

Payments due under the VIE debt (including $1,086.8 million of future interest accretion on zero coupon obligations) in the remainder of 2005 and each of the next four years ending December 31 and thereafter, are as follows (in millions):

Year	Principal Amount
2005	$50.5
2006	87.0
2007	562.0
2008	124.8
2009	18.3
Thereafter	2,879.7
Total	$3,722.3

9. OTHER ASSETS

The detailed balances that comprise other assets at September 30, 2005 and December 31, 2004 are as follows (in thousands):

	2005	2004
		(restated)

Other Assets:
Fair value of VIE swaps	$466,888	$570,764
VIE other invested assets	152,470	156,540
Tax and loss bonds	112,866	102,193
Accrued interest on VIE swaps	110,740	99,794
Accrued interest income	53,584	50,632
Other assets	208,236	145,696
Total Other Assets	$1,104,784	$1,125,619

10. EQUITY PARTICIPATION PLAN

In 2005, the Company adopted a new 2004 Equity Participation Plan (the “2004 EPP”) that continues the incentive compensation program formerly provided under the Company’s 1993 Equity Participation. The 2004 EPP provides for performance share units comprised 90% of performance shares (which provide for payment based upon the Company’s performance over specified three-year performance cycles) and 10% of shares of Dexia S.A. restricted stock. The Dexia S.A. restricted share component is a fixed plan, where the Company purchases Dexia S. A. shares and establishes a prepaid expense for the amount paid. In the third quarter, the Company purchased shares for $4.4 million, which is being amortized over the employees’ vesting period.

11. TAXES

The Company has determined to repatriate earnings from Financial Security Assurance International Ltd. (“FSA International”), its Bermuda subsidiary, to avail itself of a reduced effective tax rate of 5.25% (compared to the normal effective tax rate of 35%) applicable to certain earnings and profits of offshore subsidiaries repatriated during the current tax year and invested in the United States pursuant to a qualifying reinvestment plan in accordance with the American Jobs Creation Act.  In connection with such repatriation, the Company recapitalized FSA International in October 2005 to become a wholly-owned subsidiary and has changed its intention to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate, giving rise to a deferred tax liability of $4.5 million and $11.0 million for the three and nine month periods ended September 30, 2005 (in respect of 2005 earnings of FSA International, and a deferred tax liability of $15.0 million in respect of earnings of FSA International that have previously been recognized for GAAP purposes but not yet been recognized for tax purposes (associated primarily with (a) differing rates of earning premiums for GAAP versus tax purposes and (b) immediate expensing of ceding commissions for tax purposes, as opposed to deferral of acquisition costs for GAAP purposes).

12.  SUBSEQUENT EVENTS

In October 2005 FSA purchased all of the preferred shares of FSA International owned by XL Insurance (Bermuda) LTD for a cash purchase price of $39.1 million in anticipation of the repatriation of earnings and profits of FSA International as discussed in Note 11.